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                                                                   EXHIBIT 10.15


                              RETIREMENT AGREEMENT


          RETIREMENT AGREEMENT (the "Retirement Agreement"), dated as of June 1, 1997, among EXECUTIVE RISK INC., a Delaware corporation (the "Company"), and LEROY A. VANDER PUTTEN (the "Executive").

          WHEREAS, the Executive is employed as Chairman and Chief Executive Officer of the Company;

          WHEREAS, effective as of May 30, 1997 (the "Retirement Date"), the Executive's employment with the Company has terminated;

          WHEREAS, the parties wish to provide for their mutual rights and obligations arising from such retirement;

          WHEREAS, the parties have entered into a Consulting and Non-Competition Agreement, dated as of the date hereof (the "Consulting and Non-Competition Agreement"), pursuant to which the Executive has agreed to perform consulting services for the Company, upon request, following the Retirement Date and the Company has agreed to compensate the Executive;

          NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and in the Consulting and Non-Competition Agreement, and other good and valuable consideration, the receipt of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

          1. Incentive Compensation. The Executive shall receive a bonus with respect to the Company's performance during the 1997 calendar year equal to 5/12 of the amount of the Award he would have received had he been designated as a Participant under the Executive Risk Inc. Incentive Compensation Plan (Pool A) (the "Pool A Plan") for the 1997 Plan Year and had he been actively employed by the Company for the entire 1997 Plan Year. Solely for purposes of calculating such bonus, the Salary of the Executive shall be deemed to be $352,0000 and the respective percentages of Salary which will apply if the Threshold, Target or Maximum objectives for all Key Performance Variables under the Pool A Plan are met exactly for the 1997 Plan Year are as follows:
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     Threshold            40%
     Target               80%
     Maximum             120%

     Except as provided herein, all provisions regarding the calculation, payment and timing of payment of the bonus payable pursuant to this Section 1 shall be determined as if such bonus were payable as an Award under the Pool A Plan (including, without limitation, the provisions of Paragraph III(f)(3) of the Pool A Plan pursuant to which the portion of the Award for Plan Year 1997 allocable to the Report Year Loss Ratio shall be paid in 2001).

     The Executive shall be entitled to receive payments with respect to the portion of Awards for Plan Years 1994, 1995 and 1996 allocable to Report Year Loss Ratio as provided in the Pool A Plan.

     All capitalized terms used in this Section 1 which are not otherwise defined herein shall have the respective meanings ascribed to such terms under the Pool A Plan.

     Section 2. Performance Share Plan. For purposes of determining the number of Performance Share Units to which the Executive is entitled under the Executive Risk Inc. Performance Share Plan (the "PSP") with respect to the 1995-1997 and 1996-1998 Performance Periods, the Executive's retirement from the Company shall be deemed to have occurred on August 31, 1999. Except as provided herein, all provisions regarding the calculation and payment of such Performance Share Units shall be made pursuant to the PSP. All capitalized terms used in this Section 2 which are not otherwise defined herein shall have the respective meanings ascribed to such terms under the PSP.

     Section 3. Stock Options. The stock options currently held by the Executive shall be governed by the terms of the respective stock option agreements and stock option plans pursuant to which such options were granted; provided, however, that, notwithstanding anything to the contrary in the stock option agreement pursuant to which the Executive was granted options to purchase 16,500 shares of the Company's Common Stock on March 13, 1996 (the "1996 Options"), vesting of the 1996 Options shall be as follows: options to purchase 4,125 shares became vested on March 13, 1997, options to purchase 4,125 shares will vest on March 13, 1998, options to purchase 4,125 shares will vest on March 13, 1999 and options to purchase 4,125 shares shall be forfeited.

     Section 4. Office. Through May 31, 1998, the Company shall provide the Executive with the use of an office and shared secretarial services at the Company's headquarters

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or, at the Company's discretion, at a location within 15 miles of downtown
Hartford, Connecticut.

          Section 5. Medical Benefits. Through their respective 65th birthdays, the Executive and his spouse shall be entitled to continued coverage under the Company's medical plan. The Executive shall reimburse the Company for the cost of providing such benefits based on the amount the Company charges from time to time for comparable coverage to former employees who are entitled to continuation coverage pursuant to Section 4980B of the Internal Revenue Code ("COBRA"). The continuation coverage provided pursuant to this Section 5 shall satisfy all of the Company's COBRA obligations to the Executive.

          Section 6. Other Rights and Benefits. Except as specifically provided herein, this Retirement Agreement shall have no effect on the rights of the Executive to payments or other benefits due to the Executive pursuant to (i) clauses B and C (relating to supplemental pension benefits and split dollar life insurance, respectively) of Appendix A to the Employment Agreement between the Executive and the Company dated March 31, 1995, or (ii) the terms of any employee benefit plan, fringe benefit policy or payroll practice of the Company, including, without limitation, rights in respect of coverage under welfare benefit plans for periods through the Retirement Date and reimbursement for any reasonable business expenses incurred through the Retirement Date in accordance with Company policy.

          Section 7. Conditions of Benefits. The Company shall provide to the Executive the rights, payments and benefits set forth herein as consideration for and contingent upon the Executive's continued compliance with the restrictive covenants set forth in Section 4 of the Consulting and Non-Competition Agreement.

          Section 8. Miscellaneous.
               A. Complete Agreement. This Retirement Agreement, together with the rights and benefits provided to the Executive as described in Section 6 hereof, constitutes the entire agreement between the parties and cancels and supersedes all other agreements and understandings, whether written or oral, between the parties which may have related to the subject matter contained in this Retirement Agreement.

               B. Modification; Amendment; Waiver. No modification, amendment or waiver of any provisions of this Retirement Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Retirement Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce



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each and every provision hereof in accordance with its terms.

               C. Governing Law; Jurisdiction. This Retirement Agreement and performance under it, and all proceedings that may ensue from its breach, shall be construed in accordance with and under the laws of the State of Connecticut, and the parties submit to the jurisdiction of the courts of the State of Connecticut for purposes of any actions or proceedings that may be required to enforce this Retirement Agreement.

               D. Severability. Whenever possible, each provision of this Retirement Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Retirement Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Retirement Agreement.

               E. Assignment. The rights and obligations of the parties under this Retirement Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs; provided, however, that neither the Company nor the Executive may assign any duties under this Retirement Agreement without the prior written consent of the other.
               F. Notices. All notices and other communications under this Retirement Agreement shall be in writing and shall be given in person or by telefax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given when delivered personally or three days after mailing or one day after transmission of a confirmed telefax, as the case may be, to the respective persons named below:

     If to the Company:       Chairman
                              Executive Risk Inc.
                              82 Hopmeadow Street
                              Post Office Box 2002
                              Simsbury, Connecticut 06070-
                              7683
                              Telefax: 860-408-2502

     If to the Executive:     LeRoy A. Vander Putten
                              1076 Main Street
                              South Windsor, Connecticut
                              06074
                              Telefax: 860-528-4374

          IN WITNESS WHEREOF, the parties have executed this



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Retirement Agreement as of the day and year first above written.

                         COMPANY:       Executive Risk Inc.

                                        By /s/ Robert H. Kullas
                                           -----------------------

                                        Its Chairman
                                            ----------------------

                         EXECUTIVE:     /s/ LeRoy A. Vander Putten

                                        --------------------------
                                        LeRoy A. Vander Putten



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